FOR IMMEDIATE RELEASE

Contact: Laurie Ellison, executive director of communications
913.967.2718; laurie.ellison@applebees.com


Gina Boswell Elected to Applebee's International's Board of Directors


OVERLAND PARK, KAN., October 19, 2005 - Applebee's International,  Inc. (Nasdaq:
APPB) today announced the appointment of Gina Boswell, senior vice president and chief operating officer for Avon North America, to its Board of Directors.

"We are delighted and honored to have an executive with Gina Boswell's experience and credentials join our board," said Lloyd Hill, Applebee's chairman and chief executive officer.

Boswell, who was named to her current role at Avon in February 2005, has responsibility for implementing Avon North America's transformation agenda and its business strategies, as well as responsibility for Canada, Puerto Rico and the Dominican Republic. She joined Avon in 2003 as senior vice president, corporate strategy and business development. In that role, Boswell helped to develop and implement the company's growth strategies, and plan both organic and external initiatives that complement Avon's core competencies in beauty marketing and direct selling.

Prior to Avon, Boswell had 19 years of business development, strategy and finance experience. She came to Avon from Ford Motor Company, where she worked since 1999 and rose through the company to eventually lead the business strategy for Ford's global enterprise. In earlier positions at Ford, she had line responsibility for the company's vehicle personalization business, and led the development of Ford's consumer-focused e-business.

Prior to Ford, Boswell spent seven years with Estee Lauder Companies, Inc. After playing a key role in Estee Lauder's initial public offering in 1995, she became



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vice  president  of investor  relations.  In 1997,  Boswell was  appointed  vice president, new business development, to develop and implement the company's acquisition strategy and complete major transactions and strategic marketing alliances.

Boswell is a summa cum laude graduate of Boston University and received her Master's degree from the Yale School of Management. She was named a Henry Crown Fellow of the Aspen Institute in 2005.

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Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. Currently, there are more than 1,750 Applebee's restaurants operating worldwide in 49 states and 14 international countries. Additional information on Applebee's International can be found at the company's Web site (www.applebees.com).